As filed with the Securities and Exchange Commission on May 6, 1999.
                                                 Registration No. 333-__________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
                            -------------------------

                                PEOPLESOFT, INC.
             (Exact name of Registrant as specified in its charter)

        DELAWARE                                        68-0137069
------------------------                    ------------------------------------
(State of Incorporation)                    (I.R.S. Employee Identification No.)

                       4460 Hacienda Drive,Pleasanton, CA
                   94588, (925)694-3000 (Address and telephone
               number of registrant's principal executive offices)
                            ------------------------

       David A. Duffield, Chairman, President and Chief Executive Officer
                                PEOPLESOFT, INC.
            4460 Hacienda Drive, Pleasanton, CA 94588, (925) 694-3000
            (Name, address and telephone number of agent for service)
                            -------------------------

                                   Copies to:
                               Gregory T. Davidson
                           Gibson, Dunn & Crutcher LLP
                            Professional Corporation
                               1530 Page Mill Road
                           Palo Alto, California 94304

   Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                            CALCULATION OF REGISTRATION FEE
=================================================================================================================================
                                                                      Proposed                Proposed
                 Title of                             Maximum          Maximum                 Maximum
                Securities                            Amount          Offering                Aggregate               Amount of
                   to be                               to be          Price Per               Offering              Registration
               Registered(1)                      Registered(2)        Share(3)                Price(3)                Fee (3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share         1,326,250 shares         13.75               $ 18,235,938               $5,069
=================================================================================================================================

(1) Also includes associated Rights to purchase shares of the Registrant's common stock, which Rights are not currently separable from the shares of common stock and not currently exercisable.

(2) The number of shares registered pursuant to this Registration Statement represents the maximum consideration paid by PeopleSoft in accordance with that certain Agreement and Plan of Reorganization, dated as of June 12, 1998, by and among PeopleSoft, TriMark Technologies, Gerald Peters, and State Street Bank and Trust Company of California, N.A. ("the Merger Agreement").

(3) Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices of the Common Stock on May 3, 1999 as reported on the Nasdaq National Market.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

PROSPECTUS
                                                                     May 7, 1999

                                 PEOPLESOFT INC.

                                1,326,250 SHARES

                                  COMMON STOCK

                                 ---------------

           This is an offering of shares of common stock of PeopleSoft, Inc. Only the selling stockholders identified in this prospectus are offering shares to be sold in the offering. PeopleSoft is not selling any shares in the offering. PeopleSoft's common stock is quoted on the Nasdaq National Market under the symbol "PSFT." On May 6, 1999, the last reported sale price of the common stock on the Nasdaq National Market was $12.91 per share.

           PeopleSoft will not receive any of the proceeds from the sale of the common shares. The selling stockholders may sell their shares from time to time throughout the offering through any legally available means, including brokers in public sales at market prices, directly or through agents in private sales at negotiated prices. They may also sell shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they comply with the requirements of the Rule.

           The common stock offered was originally issued by PeopleSoft in connection with its acquisition of TriMark Technologies, Inc. Common shares were issued to former TriMark shareholders in compliance with an Agreement and Plan of Reorganization, in which TriMark was merged into and with PeopleSoft. The common shares represent less than 1% of PeopleSoft's outstanding common stock as of the date of this Prospectus.

           Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                              --------------------


             THIS INVESTMENT INVOLVES CERTAIN HIGH RISKS. SEE "RISK
                         FACTORS" BEGINNING ON PAGE 5.


                              --------------------


                   The date of this Prospectus is May 7, 1999

                       WHERE YOU CAN FIND MORE INFORMATION

           We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission's public reference rooms located at 450 Fifth Street, N.W., Washington, DC 20549, and its public reference facilities in New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

           Our common stock is quoted on the Nasdaq National Market. Accordingly, you may inspect the information we file with the Securities and Exchange Commission at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, DC 20006.

           This prospectus is part of a Form S-3 registration statement that we filed with the SEC. This prospectus provides you with a general description of the securities that may be offered for sale, but does not contain all of the information that is in the registration statement. To see more detail, you should read the entire registration statement and the exhibits filed with the registration statement. Copies of the registration statement and the exhibits are on file at the offices of the Commission and may be obtained upon payment of the fees prescribed by the Commission, or examined without charge at the public reference facilities of the Commission described above.

           You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information.

           We are not making an offer of the securities covered by this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement or in any other document incorporated by reference in this prospectus is accurate as of any date other than the date on the front of those documents.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

           The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of the securities:

                  (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998; and

                  (b) Our Registration Statement on Form 8-A filed on October 7, 1992, in which we describe the terms, rights and provisions applicable to our outstanding Common Stock.

           All reports and definitive proxy or information statements filed under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered by this prospectus have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this registration statement from the date of filing of such documents.

           You may also request a copy of these filings, excluding exhibits, at no cost by writing or telephoning PeopleSoft Incorporated, 4460 Hacienda Drive, Pleasanton, California 94588, Attention: Investor Relations, or by calling (925) 694-3000.

                                   THE COMPANY


           PeopleSoft designs, develops, markets and supports a family of business application software products for use throughout large and medium sized organizations. These organizations include corporations worldwide, higher education institutions, and federal, state, provincial and local government agencies. PeopleSoft products can be used with personal computers connected to a computer network, as well over the Internet. PeopleSoft believes that its architecture is among the most flexible available for all aspects of an organization's business computing needs.

           PeopleSoft's strategy is to offer a comprehensive business portal called the PeopleSoft Business Network ("PSBN"). This portal may be thought of as a "window" into the business applications a person may need to access on a daily basis, all from a common Internet site. The portal will be geared to the person's role as a company employee, business application user, line manager, company executive, or combination of these roles. This common access point, tailored to the person using it, will help the person become more efficient and effective in executing day-to-day business activities and analyzing the information required to make business decisions.


           PSBN consists of a currently available eBusiness Backbone integrated with upcoming eWorkplace self service communities and eEnterprise Performance Management Analytical Applications. The eBusiness Backbone consists of software applications that all companies require to run their businesses, such as human resource management, financial management, and procurement. This includes industry specific versions of these base applications, such as manufacturing, higher education, public sector, financial services, and others. The eWorkplace communities will consist of Internet self service applications. These applications will integrate third party content with the eBusiness Backbone and Analytical Applications, providing users with an easy-to-use environment that helps them to become more productive. These self service communities will include procurement, expenses, benefits, travel booking and processing, recruitment, and others, the first of which are planned for introduction in 1999. Analytical Applications allow users to analyze information from the eBusiness Backbone applications to support management decision making. These Analytical Applications include Activity Based Management, Risk Weighted Capital, and Funds Transfer Pricing which began shipping in the first quarter of 1999. Other Analytical Applications are planned for release later in 1999 and during 2000.


           PeopleSoft was incorporated in Delaware in August 1987 and initially shipped its first software product, a Human Resource Management System ("HRMS"), in December 1988. In 1992, PeopleSoft introduced the first of a series of Financial Management and Accounting System software products, and in 1994, it introduced the first of a series of Distribution and Materials Management products. Since that time, PeopleSoft has introduced several additions to its existing product lines, plus industry specific software products. These industry solutions include Manufacturing products, Public Sector Financial Management products, Public Sector HRMS products, Student Administration products for the higher education market, and HRMS products for the U.S. Federal Government market. In the first quarter of 1999, PeopleSoft released its first Analytical Applications products to support management decision making.

                                  RISK FACTORS

           You should carefully consider the risks described below when evaluating your ownership of the PeopleSoft common stock. The risks and uncertainties described below are not the only ones PeopleSoft faces. Additional risks and uncertainties we are presently not aware of or that we currently consider immaterial may also impair PeopleSoft's business operations.

           If any of the following risks actually occurs, PeopleSoft's business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of the PeopleSoft common stock could decline significantly.

           This prospectus also contains forward-looking statements. These statements include words such as "may", "will", "expect", "believe", "intend", "anticipate", "estimate", or similar words. These statements are based on PeopleSoft's current beliefs, expectations and assumptions. PeopleSoft's actual results could differ materially from those anticipated in these forward-looking statements due to factors, including the risks described below and elsewhere in this prospectus. PeopleSoft undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


PEOPLESOFT COULD EXPERIENCE FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

           PeopleSoft's revenues and results of operations are difficult to predict and may fluctuate substantially from quarter to quarter. License fee revenues in any quarter depend substantially upon PeopleSoft's total contracting activity and its ability to recognize revenue in that quarter in accordance with its revenue recognition policies. PeopleSoft's contracting activity is difficult to forecast for a variety of reasons, including the following:

            - a significant portion of PeopleSoft's license agreements are completed within the last few weeks of each quarter;

            - PeopleSoft's sales cycle is relatively long and increasingly variable since PeopleSoft has broadened its marketing emphasis to include software product solutions for each customer's overall business, thus increasing the financial value of individual transactions and the complexity of the customer selection, negotiation and approval process;

            -     the size of license transactions can vary significantly;

            - customers may postpone or cancel system replacement or new system evaluations due to changes in their strategic priorities, project objectives, budgetary constraints or company management;

            - customer evaluations and purchasing processes vary significantly from company to company, and a customer's internal approval and expenditure authorization process can be difficult, even after selection of a vendor; and

            - the number, timing and significance of software product enhancements and new software product announcements by PeopleSoft and its competitors may affect purchase decisions.

           In addition, each customer's evaluation of its need to achieve Year 2000 compliance may affect the purchase decision. PeopleSoft believes that many customers and potential customers are heavily engaged in testing and correcting system Year 2000 problems, and therefore such customers may choose to defer system investments during 1999, negatively impacting the Company's revenues. In addition, prior year sales may have been increased due to customers' urgent need to address Year 2000 issues. Such Year 2000 related demand should be eliminated in 1999 due to the lead time required to implement new systems, negatively impacting the Company's revenues. In addition, the Company's sales cycles may lengthen in 1999 and future years due to lessened urgency of customers' system investment decisions. Because Year 2000 related impacts on customer purchasing decisions are unprecedented, PeopleSoft has a limited ability to forecast accurately the impact of the Year 2000 issue on its quarter-to-quarter revenues.

            In addition, changes in PeopleSoft's sales incentive plans have had and may continue to have an unpredictable impact on seasonal business patterns. Finally, changes in economic, political and market conditions may adversely impact PeopleSoft's business opportunities at any time.

           Several factors may require PeopleSoft to defer recognition of license fee revenue for a significant period of time after entering into a license agreement, including:

           - whether the license agreement relates entirely to then currently undeliverable software products;

           - whether enterprise transactions include both software products that are then currently deliverable and software products that are still under development or other undeliverable elements (If PeopleSoft enters into a license agreement to provide both software product categories, then, in order to recognize revenue on currently delivered products under the license agreement, it must be able to establish separate values for all elements under the license agreement, and the license agreement and supporting schedules must contain precise contractual provisions consistent with generally accepted accounting principles ("GAAP"));

           - whether the customer demands services that include significant modifications, customizations or complex interfaces;

           - whether the license agreement includes non-standard acceptance criteria that may preclude revenue recognition prior to customer acceptance; and

           - whether the license agreement includes fees with extended payment terms or fees that depend upon acceptance of services or other contingencies.

           Because of the factors listed above and other specific requirements under published GAAP standards for software revenue recognition, PeopleSoft must have very precise terms in its license agreements in order to recognize revenue when it initially delivers software. Although PeopleSoft has a standard form of license agreement that meets the criteria under GAAP for current revenue recognition on delivered elements, it must often negotiate and revise certain terms and conditions in large enterprise transactions. Negotiation of mutually acceptable terms and conditions can extend the sales cycle and, sometimes PeopleSoft does not obtain terms and conditions that permit revenue recognition at the time of delivery or even as work on the project is completed.

           Variances or slowdowns in PeopleSoft's prior quarter contracting activity may impact its current and future service revenues since service revenues typically lag license fee revenues. PeopleSoft's ability to increase service revenue (such as fees derived from consulting, training and maintenance services) primarily depends on its ability to increase the number of its licensing agreements. Additionally, PeopleSoft may not be able to recruit, hire and train sufficient numbers of qualified consultants to perform these services.

PEOPLESOFT DEPENDS ON THIRD PARTY TECHNOLOGY

           PeopleSoft licenses numerous critical third-party software products that it incorporates into its own software products. The termination of any of PeopleSoft's licenses to this third-party software could have a material adverse effect on PeopleSoft's business, financial condition and results of operations. These adverse effects include, for example, PeopleSoft's products becoming inoperable or their performance being materially reduced. If any of the third-party software vendors change their product offerings, PeopleSoft may need to incur additional development costs to ensure continued performance of its products. In addition, if the cost of licensing any of these third-party software products materially increases, PeopleSoft's gross margin levels could materially decrease.

           PeopleSoft relies on existing partnerships with certain other software vendors who are also competitors. For example, PeopleSoft partners with Oracle when PeopleSoft customers select an Oracle database to run in conjunction with PeopleSoft's financial package. However, Oracle competes with PeopleSoft in the enterprise software area. If these partners/competitors change their business practices in the future, PeopleSoft may be compelled to find alternative vendors of complementary software, which may not be as popular or provide the same functionality as the software provided by PeopleSoft's existing partners/competitors.

THERE ARE RISKS ASSOCIATED WITH CREATION OF MOMENTUM BUSINESS APPLICATIONS

           PeopleSoft faces a number of risks as of a result of the creation of Momentum Business Applications and the distribution of the Momentum Business Applications Class A Common Stock to PeopleSoft stockholders. These include:

           - PeopleSoft has less control over important research and development projects. PeopleSoft and Momentum must agree on project selection, budgets, timetables and specifications for each project and Momentum will be responsible for overseeing the actual product development.

           - PeopleSoft contributed a substantial portion of its cash reserves to Momentum. As a result, PeopleSoft's credit rating may be adversely affected and its ability to raise additional funds may be impaired. In addition, the Company has increased risk of having insufficient cash resources to address adverse conditions that may impact its business results.

           - PeopleSoft may lose the tax benefits associated with the research and development expenditures on the projects pursued by Momentum. Though PeopleSoft may be able to recapture these benefits if it chooses to acquire Momentum, it will likely face restrictions on the amount and timing of its utilization of these tax benefits.

           - If PeopleSoft chooses to acquire Momentum, it will likely be required to record significant accounting charges relating to acquisition of in-process research and development and amortization of goodwill.


RECENT ACCOUNTING PRONOUNCEMENTS COULD ADVERSELY IMPACT PEOPLESOFT

           The American Institute of Certified Public Accountants issued Statement of Position ("SOP") 97-2, "Software Revenue Recognition", SOP 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition", and SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" in October 1997, March 1998, and December 1998, respectively. These standards address software revenue recognition matters primarily from a conceptual level and do not include specific implementation guidance. These standards supersede an earlier

Statement of Position and, in part, are effective for transactions entered into for fiscal years beginning after December 15, 1997. Based on its reading and interpretation of SOPs 97-2 and 98-4, PeopleSoft believes that it is currently in compliance with these standards. However, the American Institute of Certified Public Accountants has only issued some implementation guidelines for these standards and the accounting profession is discussing a wide range of potential interpretations. Once available, these implementation guidelines could lead to unanticipated changes in PeopleSoft's current revenue accounting practices that could have a material adverse effect on PeopleSoft's business, financial condition and results of operations.

           PeopleSoft has not fully assessed its ability to comply with SOP 98-9 using current contracting and business practices. However, PeopleSoft believes that SOP 98-9 may require significantly more revenue to be deferred for certain types of transactions. Although this new standard is not effective until the year 2000, PeopleSoft, in accordance with its historical practice of complying with new revenue recognition standards as soon as issued, may choose to adopt the standard in 1999, requiring either changes in revenue recognition practices or changes in PeopleSoft's sales and contracting practices in order to comply. Such changes may have a significant adverse impact on revenues and margins in the quarter and year they are implemented.

           The implementation guidelines for these standards, when issued, may also require PeopleSoft to change significantly its business practices in order to continue to recognize a substantial portion of its license fee revenue when it delivers its software products. These changes may reduce demand, extend sales cycles, increase administrative costs and otherwise adversely affect PeopleSoft's business, financial condition and results of operations. In addition, PeopleSoft could become competitively disadvantaged relative to foreign-based competitors that are not currently subject to U.S. GAAP.

PEOPLESOFT MAY CHANGE PRICING PRACTICES

           We may choose in 1999, or a future year, to make changes to our pricing practices, including additional discounts to customers, reduction of transactions that involve a perpetual use license to its software products, changes in maintenance pricing, or other changes which may negatively impact revenues in the quarter and year implemented, and for succeeding quarters and years. Such changes may have a material adverse impact on revenues, income, and financial condition.

THERE IS A HIGH DEGREE OF OPERATING LEVERAGE

           Like many of its competitors, PeopleSoft's business model is characterized by a very high degree of operating leverage. A substantial portion of PeopleSoft's operating costs and expenses consist of employee and facility related costs, which are relatively fixed over the short term. In addition, PeopleSoft's expense levels and hiring plans are based substantially on PeopleSoft's projections of future revenue. If PeopleSoft's actual revenues fall below expectations, its net income is likely to be disproportionately adversely affected. PeopleSoft may be unable to increase or even maintain its current level of profitability on a quarterly or annual basis in the future.

FUTURE OPERATING RESULTS ARE UNCERTAIN AND THE BUSINESS IS SEASONAL

           Segments of the software industry have in the past, and are expected in the future, to experience significant economic downturns characterized by decreased product demand, price erosion, technological shifts, work slowdowns and layoffs. PeopleSoft's operations may, in the future, fluctuate substantially from period to period because of these industry patterns, general economic conditions affecting the timing of orders from customers and other factors affecting capital spending.

           PeopleSoft has been, and expects to continue to be, affected by seasonal trends in the software industry. PeopleSoft's revenues historically have followed a pattern of being relatively weak in the first and second quarters and relatively strong in the third and fourth quarters. This seasonality has been caused by a variety of factors, including sales incentives, customer demand based on available capital budgets and release of new technologies. However, we can not assure you that results in the third and fourth quarters will be stronger than, or even equal to, results in the first half of our fiscal year.

THERE IS INTENSE COMPETITION IN THE INDUSTRY

           The market for business application software has been intensely competitive for the past year and is currently intensifying. PeopleSoft competes with a variety of software vendors. Although PeopleSoft believes its success has been due in part to its early emphasis on the client/server architecture, virtually all of PeopleSoft's competitors now offer software products based on a client/server architecture. Consequently, PeopleSoft must differentiate itself through different or more subtle architectural and technological factors, including: internet focused application development; enterprise software product breadth and individual product features; service reputation; product flexibility; ease of implementation; international software product version availability and support; and price. Price competition has significantly increased recently and this trend may continue in the future.

           In the enterprise application software market, PeopleSoft faces significant competition from SAP and Oracle and, to a lesser degree, J.D. Edwards, Dun & Bradstreet Software (now operating as two separate divisions of Geac Computer Systems, Inc.), Computer Associates International, Inc. and other companies such as System Software Associates who previously focused primarily on the AS/400 marketplace. In addition, the Company faces increasing competition from internet focused application vendors. In this market, the chief competitive factors include:

           - the breadth and completeness of the enterprise solution offered by each vendor, and the competitive advantages the solution offers to its customers;

           - the extent of software product integration across the enterprise solution; and

           - the availability of localized software products and technical support in key markets outside the United States.

           Both SAP and Oracle have certain competitive advantages over PeopleSoft in these areas primarily due to their significant worldwide presence and longer operating and product development history. Both SAP and Oracle have substantially greater financial, technical and marketing resources than PeopleSoft. In addition, SAP has a larger installed base than PeopleSoft. Furthermore, Oracle's RDBMS (relational database management system) underlies a significant portion of PeopleSoft's installed applications.

           PeopleSoft entered the manufacturing software application markets in 1996. In these markets, PeopleSoft's existing competitors include those listed immediately above, and others such as Baan, QAD, Ross Systems and a large number of niche competitors already in the manufacturing market.

           In addition, since it acquired Red Pepper Software in the fourth quarter of 1996, PeopleSoft has competed in the emerging enterprise resource optimization software solutions market. PeopleSoft's current and potential competitors in this market include:

           - companies such as i2 Technologies, Manugistics and Numetrix Software, which have developed or are attempting to develop advanced planning and scheduling software products that complement or compete with MRP (material requirements planning) solutions;

           - other companies that provide specialized planning and scheduling software for niche markets, including Chesapeake Systems, Waterloo Manufacturing Software, MAPICS, Inc., and Marcam Solutions, Inc.;

           - other business application software vendors that may broaden their product offerings by internally developing (such as SAP's initiatives in this area), acquiring (such as Baan's acquisitions of Berclain Group, Inc. and Antalys, Inc.) or partnering with independent developers of advanced planning and scheduling software;

           - internal development efforts by potential customers' corporate information technology departments; and

           - companies offering standardized or customized products on mainframe and/or mid-range computer systems.

           PeopleSoft also competes with: providers of HRMS software products, including Cyborg Systems, Lawson Associates, Integral Systems, Inc., InPower, Inc. and Ceridian: and providers of financial management systems software products, including Computron Software, Inc., Flexiware International, Hyperion Software, Lawson Associates and other smaller companies.

           In addition, as the Year 2000 approaches, potential customers may consider outsourcing options, including data center outsourcing and service bureaus, as viable alternatives to purchasing PeopleSoft's software products. This may result in increased competition from outsource services such as Computer Science Corporation ("CSC"), Electronic Data Systems Corporation ("EDS"), IBM, ADP, Ceridian and other smaller companies. During the third quarter of 1998, PeopleSoft signed agreements with IT service providers CIBER, Inc., CSC, Corio, KPMG Peat Marwick, reSOURCE PARTNER, and USinternetworking to provide industry-specific outsourcing solutions encompassing software implementation and management services. Although PeopleSoft is pursuing an outsourcing partner program that it believes will address the needs of the marketplace, this program may not be successful.

           Intense competition could lead to increased price competition in the market, forcing PeopleSoft to reduce prices. As a result, PeopleSoft's gross margins may decline and it may lose market share which, in turn, could have a material adverse effect on PeopleSoft's business, financial condition and results of operations. During 1998 certain competitors became more aggressive with their product pricing reductions, payment terms and/or issuance of contractual implementation terms or guarantees. PeopleSoft may be unable to continue to compete successfully with its existing competitors or to compete successfully with new competitors.

THERE ARE RISKS ASSOCIATED WITH BUSINESS COMBINATIONS

           As part of its overall strategy, PeopleSoft plans to continue to acquire or invest in complementary companies, products, and technologies and to enter into joint ventures and strategic alliances with other companies. Risks commonly encountered in such transactions include:

           - the difficulty of assimilating the operations and personnel of the combined companies;

           - the risk that PeopleSoft may not be able to integrate the acquired technologies or products with its current products and technologies;

           -    the potential disruption of PeopleSoft's ongoing business;

           -    the inability to retain key technical and managerial personnel;

           - the inability of management to maximize the financial and strategic position of PeopleSoft through the successful integration of acquired businesses;

           - decreases in reported earnings as a result of charges for in-process research and development and amortization of acquired intangible assets;

           -    adverse impact on PeopleSoft's annual effective tax rate;

           -    dilution of existing equity holders;

           - difficulty in maintaining controls, procedures, and policies; potential adverse impact on the PeopleSoft's relationships with partner companies or third party providers of technology or products; and

           - the impairment of relationships with employees and customers as a result of any integration of new personnel.

           In addition, PeopleSoft may not qualify for pooling of interests accounting for acquisitions of companies, and thus may need to account for acquisitions of other companies using the purchase method, in addition to using the purchase method for acquisitions of technologies or products. The purchase method of accounting for acquisitions would require large write-offs of any in process research and development costs related to companies acquired, as well as ongoing amortization costs for goodwill and other intangible assets valued in the acquisition of companies, products, or technologies. Such writeoffs and ongoing amortization charges may have a material adverse impact on operating margins and net income in the quarter of the acquisition and for several subsequent years. PeopleSoft may not be successful in overcoming these risks or any other problems encountered in connection with such transactions.

PEOPLESOFT RELIES ON PROPRIETARY SOFTWARE DEVELOPMENT TOOLS

           Our software products include a suite of proprietary software development tools, known as PeopleTools, which are fundamental to the effective use of PeopleSoft's software products. While no industry standard exists for software development tools, several companies have focused on providing software development tools and each of them is attempting to establish its software development tools as the accepted industry standard. In addition, Microsoft is attempting to establish several standards in the marketplace. If a software product other than PeopleTools becomes the clearly established and widely accepted industry standard, PeopleSoft may be compelled to abandon or modify PeopleTools in favor of such an established standard; be forced to redesign its software products to operate with such third party's software development tools; or face the potential sales obstacle of marketing a proprietary software product against other vendors' software products that incorporate a standardized software development toolset. PeopleSoft may not be able to respond appropriately or sufficiently rapidly to the emergence of an industry standard.

THERE ARE RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

           PeopleSoft has committed, and expects to continue to commit, substantial resources and funding to build its international service and support infrastructure. Operating costs in many countries, including many of those in which PeopleSoft operates, are higher than in the United States. In order to increase international sales in 1998 and subsequent periods, PeopleSoft must:

           -    continue to globalize its software product lines;

           -    expand existing and establish additional foreign operations;

           -    hire additional personnel;

           - identify suitable locations for sales, marketing, customer service and development; and

           - recruit international distributors and resellers in selected territories.

If PeopleSoft's international expansion and/or product globalization efforts are not successful, its operating results will likely be negatively affected.

           Generally, PeopleSoft's foreign sales are denominated in its foreign subsidiaries' currencies. If these foreign currency exchange rates change unexpectedly, PeopleSoft's could have significant gains or losses. PeopleSoft has a hedging program designed to mitigate the potential impact of exchange rate fluctuations. Under this foreign exchange management policy, PeopleSoft may hedge existing transaction exposures, anticipated transactions and exposure resulting from the translation of foreign financial results into U.S. Dollars. PeopleSoft can hedge anticipated transactions and translation exposures only if they are highly certain, reasonably estimable and significant in amount. PeopleSoft's inability to hedge potential significant exposures due to uncertainty or inability to estimate reasonably its foreign exchange exposure could materially adversely affect its operating results.


WE RELY ON THIRD PARTIES FOR SALES AND MARKETING

           A key aspect of PeopleSoft's sales and marketing strategy is to build and maintain strong working relationships with businesses that PeopleSoft believes play an important role in the successful marketing of its software products. PeopleSoft's customers and potential customers often rely on third-party system integrators to develop, deploy and manage client/server applications. PeopleSoft believes that its marketing and sales efforts are enhanced by the worldwide presence of these companies. However, these companies, most of which have significantly greater financial and marketing resources than PeopleSoft, may start, or in some cases increase, the marketing of business application software in competition with PeopleSoft, or may otherwise discontinue their relationships with or support of PeopleSoft. If PeopleSoft or its partners are unable to recruit and adequately train a sufficient number of consulting personnel to support the implementation of PeopleSoft's software products, demand for these software products could be materially adversely affected. In addition, integrators who generate consulting fees from customers by providing implementation services may be less likely to recommend PeopleSoft's software application architecture, including PeopleTools, if these products facilitate less implementation effort than competitors' similar product offerings.

OUR SOFTWARE PRODUCTS AND PRODUCT DEVELOPMENT ARE COMPLEX

           The market for PeopleSoft's software products is characterized by rapid technological change, evolving industry standards, changes in customer requirements and frequent new product introductions and enhancements. PeopleSoft's future success will depend in part upon its ability to; (i) continue to enhance and expand its core applications; (ii) continue to provide enterprise solutions; (iii) enter new markets; and (iv) develop and introduce new products that keep pace with technological developments, including developments related to the internet, satisfy increasingly sophisticated customer requirements and achieve market acceptance. PeopleSoft may not be able to enhance existing products or develop and introduce new products in a timely manner.

           PeopleSoft's software products can be licensed for use with a variety of popular industry standard RDBMSs. There may be future or existing RDBMS platforms that achieve popularity within the business application marketplace and on which PeopleSoft may desire to offer its applications. These future or existing RDBMS products may or may not be architecturally compatible with PeopleSoft's software product design. PeopleSoft may not be able to develop software products on additional platforms with the specifications and within the time frame necessary for market success.


           Beginning with Release 6, PeopleSoft integrated certain features of BEA's Tuxedo product into its applications. Over the next several releases, PeopleSoft will continue to integrate Tuxedo features to allow applications to run on a distributed basis using a multi-tiered client/server architecture. PeopleSoft also will bundle Cognos' Powerplay product and Arbor's Essbase product to incorporate desktop OLAP capabilities, and will bundle products from Informatica and Information Advantage into its Enterprise Performance Management products. These third party products may be critical to the competitiveness of PeopleSoft's software products in the future. Integration of these and other products is complex and PeopleSoft's efforts may not be successful or may not result in significant software product enhancements.

           Despite testing by PeopleSoft and by third-parties, software programs as complex as those offered by PeopleSoft are likely to contain a number of undetected errors or "bugs" when they are first introduced or as new releases are subsequently released. This may result in reduced acceptance of PeopleSoft's software products in the marketplace. The effort and expense of developing, testing and maintaining software product lines will increase with the increasing number of possible combinations of: (i) vendor hardware platforms; (ii) operating systems and updated versions; (iii) PeopleSoft application software products and updated versions; and (iv) RDBMS platforms and updated versions. Developing consistent software product performance characteristics across all of these combinations could place a significant strain on PeopleSoft's development resources and software product release schedules.

PEOPLESOFT RELIES ON CLIENT INTERFACES

           Currently, PeopleSoft supports client platforms using browsers certified to run its Java-based Web client, or Microsoft's Windows family of software products, including Windows 3.1 (PeopleSoft releases prior to Release 6 only), Windows NT and Windows 95. If Microsoft fundamentally changes the architecture of its software product so that users of PeopleSoft's software applications experience significant performance degradation or become incompatible with future versions of Microsoft's Windows Operating System, it could have a material adverse effect on PeopleSoft's business, financial condition and results of operations. The use of a Web client as a primary user interface is emerging as an alternative to the traditional desktop access through Microsoft Windows based personal computers. This client access via the Internet or intranet involves numerous risks inherent in using the Internet, including security, availability and reliability. PeopleSoft may wish to offer its applications on future or existing client platforms that achieve popularity within the business application marketplace. These future or existing client platforms may or may not be architecturally compatible with PeopleSoft's current software product design. PeopleSoft may not be able to support new client interfaces and achieve market acceptance of new client interfaces which it does support.

PEOPLESOFT RELIES ON JOINT BUSINESS ARRANGEMENTS

           PeopleSoft has in the past entered into, and may in the future enter into, various development or joint business arrangements to develop new software products or extensions to its existing software products. Under these arrangements, PeopleSoft has in the past and expects in the future to be the exclusive remarketer of the developed software products and pays a royalty to the business partner based on end user license fees for the developed products. Under these joint business arrangements, PeopleSoft may distribute or jointly sell with its business partner an integrated software product. While PeopleSoft intends to develop business applications that are integrated with its software products, these software products may not in fact be integrated or the market may not accept an integrated enterprise solution. Also, these arrangements may require additional investments from third parties or business partners to complete development or to enhance the software product. These investments may not be available on terms mutually acceptable to PeopleSoft and its business partner or the existing or other potential third-party funding source(s).

           If PeopleSoft acquires title to the software products or technology from its business partner, it may account for this acquisition using the purchase method, which is likely to result in either or both of the following accounting treatments: (i) a charge to earnings for in-process research and development which PeopleSoft would record in its statement of income in the period it completed the acquisition; or (ii) allocation of a substantial portion of the purchase price to acquired technology or other intangible assets, creating significant intangible assets. These intangible assets would be amortized in future periods as a cost of operations. If either of these scenarios occur, PeopleSoft's results of operations in one or more future periods could be materially adversely affected.

POTENTIAL SECURITY BREACHES ARE POSSIBLE

           PeopleSoft's application software products incorporate extensive security features designed to prevent unauthorized retrieval or modification of sensitive data. PeopleSoft has developed a security architecture using: the capabilities of its own applications; the client operating system software; some of the security features contained in the RDBMS platforms on which the applications run; and certain third party security products. To date, PeopleSoft is not aware of any violations of its application security architecture within its installed base. Although these security features are subject to constant review and enhancement, they may not be successfully implemented or may not be effective within a particular customer's operating environment. If a breach of security or a suspected breach of security occurs, the accompanying publicity or any subsequent claims against PeopleSoft could adversely impact the demand for PeopleSoft's software products and/or could cause a decline in the market price of PeopleSoft's stock and/or could adversely impact PeopleSoft's financial results due to lost or delayed closing of software licensing opportunities.

PEOPLESOFT HAS LIMITED PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS AND MAY POTENTIALLY INFRINGE THIRD PARTY INTELLECTUAL PROPERTY RIGHTS

           PeopleSoft considers certain aspects of its internal operations, software and documentation to be proprietary, and relies on a combination of contract, patent, copyright, trademark and trade secret laws and other measures to protect this information. Outstanding applications may not result in issued patents and, even if issued, the patents may not provide any meaningful competitive advantage. Existing copyright laws afford only limited protection. PeopleSoft believes that the rapid pace of technological change in the computer software industry has made patent, trade secret and copyright protection less significant than factors such as:

           -  knowledge, ability and experience of PeopleSoft's employees;

           -  frequent software product enhancements; and

           -  timeliness and quality of support services.

           Patent, trade secret and copyright protections may be inadequate, and PeopleSoft's competitors may independently develop technologies that are substantially equivalent or superior to PeopleSoft's technology. Through an escrow arrangement, PeopleSoft has granted many of its customers a future right to use PeopleSoft's source code solely for internal maintenance services. This possible access to

PeopleSoft's source code may increase the likelihood of misappropriation or other misuse of PeopleSoft's intellectual property. Finally, the laws of some countries in which PeopleSoft's software products are or may be licensed do not protect PeopleSoft's software products and intellectual property rights to the same extent as the laws of the United States.

           PeopleSoft does not believe that its software products, software products acquired from previous acquisitions, third party software products PeopleSoft offers under sublicense agreements, PeopleSoft trademarks or other PeopleSoft proprietary rights infringe the property rights of any third parties. However, third parties may assert infringement claims against PeopleSoft and its products. These assertions could require PeopleSoft to enter into royalty arrangements or could result in costly litigation.

PEOPLESOFT MAY EXPERIENCE PRODUCT LIABILITY CLAIMS

           PeopleSoft's license agreements contain provisions designed to limit its exposure to potential product liability claims. However, these provisions could be invalidated by unfavorable judicial decisions or by federal, state or local laws or ordinances. Although PeopleSoft has not experienced any product liability claims to date, use of its software in mission critical applications creates the risk that a third party may pursue a claim against PeopleSoft. If a product liability claim against PeopleSoft were successful, the resulting damages or injunctive relief could have a material adverse affect on PeopleSoft's business, financial condition and results of operations. In addition, as PeopleSoft begins to compete in the manufacturing software application market, the mission critical nature of these products may increase PeopleSoft's exposure to product liability claims.

THERE ARE RISKS ASSOCIATED WITH MANAGING GROWTH

           PeopleSoft has experienced an extended period of growth in the following areas: revenue; customer base; software product lines and supported platforms; employees; and international operations. In addition, we have experienced increased pressure on the viability and scope of our operating and financial systems. This growth has resulted in new and increased responsibilities for management personnel and has placed a significant strain upon PeopleSoft's management, operating and financial controls and resources, including its services and development organizations. To accommodate recent growth, compete effectively and manage potential future growth, PeopleSoft must continue to implement and improve the speed and quality of its information decision support systems, management decisions, reporting systems, procedures and controls. PeopleSoft's personnel, procedures, systems and controls may not be adequate to support its future operations.

PEOPLESOFT MAY BE DEPENDENT ON KEY PERSONNEL

           PeopleSoft believes that its future prospects will depend in large part upon its ability to attract, train and retain highly-skilled technical, managerial, sales and marketing personnel. PeopleSoft continues to hire a significant number of additional sales, services and technical personnel. However, competition for personnel in the software industry is intense, and, at times, PeopleSoft has had difficulty locating candidates with appropriate qualifications within various desired geographic locations, or with certain industry-specific domain expertise. If PeopleSoft's competitors increase their use of non-compete agreements, the pool of available technical personnel may further narrow in certain jurisdictions, even if the non-compete agreements are ultimately unenforceable. The failure to attract, train, retain and manage productive sales and sales support personnel would have a material adverse effect on PeopleSoft's business, financial condition and results of operations.

           If PeopleSoft loses the services of one or more of its key employees, its business, operating results, financial condition or business prospects could be materially adversely affected. In the past, PeopleSoft has lost few employees, especially those in critical positions. PeopleSoft has several programs in place to retain key personnel, including granting of stock options that vest annually over four or five years. A number of key employees have vested stock options with exercise prices lower than PeopleSoft's current stock price. These potential gains provide these employees the economic freedom to explore personal objectives both within and outside PeopleSoft, which may result in the loss of one or more key employees during the coming years.

           It is widely recognized that the software industry in which PeopleSoft competes is at or beyond a condition of full employment. PeopleSoft may not be able to attract, train and retain the personnel it requires to develop, market, sell and support new or existing software or to continue to grow. Also, to penetrate successfully key vertical markets, PeopleSoft must attract, train and retain personnel with industry-specific domain expertise.

           Since the fourth quarter of 1998, PeopleSoft has experienced turnover of several senior executives. PeopleSoft has hired or promoted qualified candidates to fill these positions. However, since the employees are new to the positions, it is possible that the newly hired or promoted employees will not easily transition into these leadership roles or be able to successfully lead PeopleSoft as it continues to grow.

CERTAIN THIRD PARTY PRODUCTS MAY NOT BE YEAR 2000 COMPLIANT

           PeopleSoft's internal business information systems are comprised primarily of the same commercial application software products it generally offers for license to customers. These applications have been tested for Year 2000 compliance and are certified by the Information Technology Association of America as Year 2000 compliant. Therefore, PeopleSoft does not expect any Year 2000 compliance issues to arise related to its primary internal business information systems. Costs directly attributable to PeopleSoft's internal year 2000 initiative as currently estimated to at approximately $4.0 million. The amount spent to date is approximately $2.0 million. This estimate is comprised primarily of hardware and software required to complete Year 2000 testing within the enterprise and consulting fees.

           However, PeopleSoft uses other third party vendor network equipment, telecommunication products, and software products that may or may not be Year 2000 compliant. PeopleSoft currently is taking steps to address the impact, if any, of the Year 2000 issue surrounding these third party products. The failure of any critical technology components to operate properly in the Year 2000 could have a material adverse effect on PeopleSoft's business, financial condition and results of operations, and PeopleSoft may incur unanticipated expenses to remedy any problems.

THERE ARE RISKS ASSOCIATED WITH THE EUROPEAN MONETARY UNION ("EMU")

           Our internal business information systems are primarily comprised of the same commercial application software products generally offered for license by the Company to end user customers. PeopleSoft's latest software release (Release 7.5) contains EMU functionality that allows for dual currency reporting and information management. We are not aware of any material operational issues or costs that were incurred in preparing internal systems in advance of the EMU. However, since the Euro is not the sole legally required currency in any of the member nations until the year 2002, it is possible that all issues related to conversion to EMU have not surfaced yet, and may not have been adequately addressed. In addition, we utilize third party vendor network equipment and software products that may or may not yet be EMU compliant. Although PeopleSoft continues to take steps to address the impact, if any, of EMU compliance for such third party products, failure of any critical technology components to operate properly under EMU may adversely affect business operations or require us to incur unanticipated expenses to remedy any problems.

           Our foreign exchange exposures to legacy sovereign currencies of the participating countries in the EMU became foreign exchange exposures to the Euro upon its introduction. Therefore, hedging transactions entered for exposures after January 1, 1999, are denominated in Euros and hedges to legacy currencies which were entered prior to December 31, 1998 were converted to Euros as applicable. Although we are not aware of any material adverse financial risk consequences of the change from legacy sovereign currencies to the Euro, since complete conversion with the elimination of legacy currencies will not occur until 2002, it is possible conversion may yet result in problems, which may have an adverse impact on our business since we may be required to incur unanticipated expenses to remedy these problems.

THERE ARE RISKS ASSOCIATED WITH FACILITY EXPANSION

           PeopleSoft's continued growth has led to a significant increase in its number of employees. Commercial building vacancy rates have dropped significantly in many of the markets where PeopleSoft has significant operations. As a consequence, we expect to experience increasing difficulty in obtaining additional space to expand operations. The failure to either obtain space, or to obtain it on reasonably attractive commercial terms, may inhibit our ability to grow, or may otherwise adversely affect operations and financial results.

           Additionally, PeopleSoft may commit to real estate projects in order to expand operations to accommodate expected growth. These real estate projects typically have a lead time of over one year from the commitment date to occupancy. PeopleSoft's anticipated growth projections may not be realized, and therefore, PeopleSoft may incur increased fixed costs that cannot be recovered from operations, resulting in material reductions to net income and cash flows.

OUR STOCK PRICE IS VOLATILE AND THERE IS A RISK OF LITIGATION

           The trading price of PeopleSoft common stock has in past and may in the future be subject to wide fluctuations in response to factors such as the following:

           - revenue or results of operations in any quarter failing to meet the expectations (published or otherwise) of the investment community;

           - announcements of technological innovations by PeopleSoft or our competitors;

           - new products or the acquisition of significant customers by PeopleSoft or our competitors;

           - developments with respect to patents, copyrights or other proprietary rights of PeopleSoft or our competitors;

           - changes in recommendations or financial estimates by securities analysts;

           -    conditions and trends in the software industry generally;

           - adoption of new accounting standards affecting the software industry; and

           -    general market conditions and other factors.


           Further, the stock market has experienced in recent months and may continue in the future to experience extreme price and volume fluctuations that particularly affect the market prices of equity securities of high technology companies that often are not related to or are disproportionate to the operating performance of such companies. These broad market fluctuations, as well as general economic, political and market conditions have, and may continue to have, a material adverse effect on the trading price of PeopleSoft common stock. Fluctuations in the price of our common stock may expose PeopleSoft to the risk of securities class action lawsuits. As a result of the significant declines in the price of our common stock during the second half of fiscal 1998 and the first quarter of fiscal 1999, several such lawsuits were filed against PeopleSoft. Though PeopleSoft believes that these lawsuits are without merit, defending against them could result in substantial costs and a diversion of management's attention and resources. In addition, any settlement or adverse determination of these lawsuits could subject PeopleSoft to significant liabilities. We cannot assure you that there will not be additional lawsuits in the future or that current or future lawsuits will not have a material adverse effect on our business, financial condition and results of operations.

THERE COULD BE ADVERSE EFFECTS OF POTENTIAL SECURITIES ISSUANCES

           If holders of warrants and/or options to purchase our common stock exercise any significant number of these securities and resell the underlying shares, the market price of our common stock could be materially adversely affected. At March 31, 1999, warrants to purchase 3,200,000 shares of our common stock were outstanding. As of March 31, 1999, these warrants had exercise prices above the current market price of PeopleSoft common stock. In addition, at March 31, 1999, there were outstanding exercisable options to purchase 14,296,550 shares of PeopleSoft common stock issued under employee stock plans, of which 10,959,236 had exercise prices below the current market price of PeopleSoft common stock.

PEOPLESOFT MAY NEED ADDITIONAL FINANCING

           PeopleSoft's short-term and long-term investments in marketable securities consist primarily of high quality municipal bonds, U.S. government securities, corporate debt securities and tax-advantaged money market funds. Although these investments have favorable credit ratings, it is possible that the issuers will default on their obligations, and PeopleSoft may lose principal and accrued interest. In times of growth, PeopleSoft's operating and investing activities may use more cash than they provide, thus requiring PeopleSoft to obtain additional sources of financing. In addition, PeopleSoft may need additional sources of financing for capital expenditures and material acquisitions of complementary businesses, products or technologies. PeopleSoft may be unable to obtain additional sources of financing on favorable terms, if at all.

                                 USE OF PROCEEDS

           The selling stockholders will receive the net proceeds from the sale of common stock. PeopleSoft will not receive any of the proceeds from any sale of the shares by the selling stockholders.

                              SELLING STOCKHOLDERS

           All of the common shares offered were issued to former TriMark stockholders in compliance with the TriMark merger agreement, under which PeopleSoft acquired all of the outstanding capital stock of TriMark and TriMark became a wholly-owned subsidiary of PeopleSoft. PeopleSoft may from time to time supplement or amend this Prospectus, as required, to provide other information with respect to the selling stockholders.

           The following table sets forth certain information regarding ownership of PeopleSoft's Common Stock by the selling stockholders as of May 6, 1999, including their names, their positions with TriMark prior to the merger, where applicable, and the number of shares of Common Stock owned by them and offered pursuant to this Prospectus. The selling stockholders listed in the table do not necessarily intend to sell any of their shares. PeopleSoft filed the registration statement, which includes this prospectus partly due to registration rights granted to the selling stockholders, not because the stockholders had expressed an intent to immediately sell their shares.

                                         NUMBER OF SHARES
                                         OF COMMON STOCK               PERCENTAGE                NUMBER OF SHARES
            SELLING SHAREHOLDER         BENEFICIALLY OWNED (6)          OF CLASS                 OFFERED HEREBY (6)
            -------------------         ----------------------         ----------                ------------------
Jerry Peters (1)                             411,270                        *                         411,270
Art Pennigton (2)                            337,696                        *                         337,696
Jon Sykes (3)                                331,511                        *                         331,511
Jim McDowell (4)                              53,314                        *                          53,314
Neil Hall (4)                                 53,314                        *                          53,314
Daniel Herman (4)                             53,314                        *                          53,314
Joseph Than (4)                               53,314                        *                          53,314
Steve Kahan (5)                               14,928                        *                          14,928
Mark Bennet (5)                               10,662                        *                          10,662
Kathy Johnson (5)                              2,665                        *                           2,665
Former TriMark employees
holding less than                              4,262                        *                           4,262
1,500 shares (9 employees)

*  Less than 1%.


    (1)  Director and Chairman of the Board of Directors

    (2)  Director and Vice Chairman of the Board of Directors

    (3)  Director

    (4)  Developer

    (5)  Management

    (6) 10% of all shares of PeopleSoft's common stock issued to the former TriMark stockholders will be held in an escrow account with Gerald H. Peters as Securityholder Agent until one year after the closing of the merger.

                              PLAN OF DISTRIBUTION

           The selling stockholders may sell some or all of their shares at any time and in any of the following ways. They may sell their shares:

           - To underwriters who buy the shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time;

           - Through brokers, acting as principal or agent, in transactions, which may involve block transactions, on the Nasdaq Stock Market or on other exchanges on which the shares are then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices;

           - Directly or through brokers or agents in private sales at negotiated prices; or

           -    By any other legally available means.

                Selling stockholders may pay part of the proceeds from the sale of shares in commissions and other compensation to underwriters, dealers, brokers or agents who participate in the sales.

           Certain states may require shares to be sold only through registered or licensed brokers or dealers. In addition, certain states may require the shares to be registered or qualified for sale unless an exemption from registration or qualification is available and complied with.

            PeopleSoft has agreed to indemnify certain of the selling stockholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the selling stockholders may be required to make under the Securities Act.

                                  LEGAL MATTERS

            The law firm of Gibson, Dunn & Crutcher LLP, Palo Alto, California, will render an opinion on the validity of the shares offered under this prospectus.

                                     EXPERTS

           The consolidated financial statements of PeopleSoft Inc. appearing in PeopleSoft's Annual Report (Form 10-K) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report. We have incorporated our consolidated financial statements by reference in reliance on Ernst & Young LLP's report given on the authority of Ernst & Young LLP as experts in accounting and auditing.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN ANY PROSPECTUS SUPPLEMENT. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY UNDERWRITER OR THEIR RESPECTIVE AFFILIATES. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH HEREIN OR THEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                  ------------

                                TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
WHERE YOU CAN FIND MORE INFORMATION ......................................     2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ..........................     3

THE COMPANY ..............................................................     4

RISK FACTORS .............................................................     5

USE OF PROCEEDS ..........................................................    19

SELLING STOCKHOLDERS .....................................................    19

PLAN OF DISTRIBUTION .....................................................    20

LEGAL MATTERS ............................................................    20

EXPERTS ..................................................................    20



                                 PEOPLESOFT INC.



                                  ------------

                                1,326,250 SHARES

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                                  COMMON STOCK


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                                   PROSPECTUS

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                                   MAY 7, 1999

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

               PeopleSoft will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

SEC registration fee                                                       5,000
NASDAQ National Market listing fee                                        17,500
Legal fees and expenses                                                   15,000
Accounting fees and expenses                                              10,000
Miscellaneous expenses                                                    10,000
     Total                                                                57,500

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

               As permitted by the Delaware General Corporation Law, PeopleSoft has included in its Certificate of Incorporation a provision to eliminate the personal liability of it's directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Bylaws of PeopleSoft require the Company to (i) idemnify the officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and
(ii) advance expenses to the officers and directors as incurred in connection with proceedings against them for which they may be indemnified. PeopleSoft has entered into indemnification agreements with the officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the companies, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance expenses incurred as a result of any proceeding against them as to which they may be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. PeopleSoft believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

           PeopleSoft understands that the staff of the Securities and Exchange Commission is of the opinion that statutory, charter and contractual provisions as are described above have no effect on claims arising under the federal securities laws.

ITEM 16. EXHIBITS

2.1        Agreement and Plan of Reorganization, dated June 12, 1998, by and among PeopleSoft, Inc., TriMark Technologies, Gerald Peters, and
           State Street Bank and Trust Company of California N.A. and amendments dated October 1, 1998, January 8, 1999, April 22, 1999, and April 30,
           1999

 5.1       Opinion and consent of Gibson Dunn & Crutcher LLP.

23.1       Consent of Ernst & Young LLP, Independent Auditors.

23.2       Consent of Counsel (included in Exhibit 5.1).

24.1       Power of Attorney (see page 24)


ITEM 17. UNDERTAKINGS

    A. UNDERTAKING PURSUANT TO RULE 415

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) to include any prospectus required by Section 10(a)(3) Securities Act of 1933 (the "Securities Act");

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of this offering.

   B. UNDERTAKING REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

              The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C. UNDERTAKING IN RESPECT OF INDEMNIFICATION

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    D. UNDERTAKING PURSUANT TO RULE 430A

               The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of the prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant, PeopleSoft, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on May 6, 1999.

                                PEOPLESOFT, INC.

                                By: /s/ Alfred J. Castino
                                    --------------------------------------------
                                   Alfred J. Castino,
                                   Senior Vice President, Finance and
                                   Administration, and Chief Financial Officer
                                   (Principal Financial and Accounting Officer)

                                POWER OF ATTORNEY

 KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David A. Duffield and Alfred J. Castino, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                   Signature                                                 Title                                         Date

/s/ David A. Duffield                            President, Chief Executive Officer (Principal Executive                May 6, 1999
---------------------------------
(David A. Duffield)                              Officer), and Director

/s/ Alfred J. Castino                            Senior Vice President of Finance and Administration, and               May 6, 1999
---------------------------------
(Alfred J. Castino)                              Chief Financial Officer (Principal Financial and Accounting
                                                 Officer)

/s/ Aneel Bhusri                                 Director and Vice Chairman                                             May 6, 1999
---------------------------------
(Aneel Bhusri)


/s/ A. George Battle                             Director                                                               May 6, 1999
---------------------------------
(A. George Battle)

/s/ Albert W. Duffield                           Director                                                               May 6, 1999
---------------------------------
(Albert W. Duffield)

/s/ George J. Still Jr.                          Director                                                               May 6, 1999
---------------------------------
(George J. Still, Jr.)

/s/ Edgar F. Codd                                Director                                                               May 6, 1999
---------------------------------
(Edgar F. Codd)

/s/ Cyril J. Yansouni                            Director                                                               May 6, 1999
---------------------------------
(Cyril J. Yansouni)


                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
------                            -----------
2.1        Agreement and Plan of Reorganization, dated June 12, 1998, by and among PeopleSoft, Inc., TriMark Technologies, Gerald Peters, and
           State Street Bank and Trust Company of California N.A. and amendments dated October 1, 1998, January 8, 1999, April 22, 1999, and April 30,
           1999

 5.1       Opinion and consent of Gibson Dunn & Crutcher LLP.

23.1       Consent of Ernst & Young LLP, Independent Auditors.

23.2       Consent of Counsel (included in Exhibit 5.1).

24.1       Power of Attorney (see page 24)